March 23, 2015

Monte Zweben
[address]

Dear Monte,

On behalf of Rocket Fuel Inc. (“Rocket Fuel”), I am pleased to offer you employment with Rocket Fuel on the terms and conditions contained in this letter (the “Offer Letter”). Your title will be Interim Chief Executive Officer (“Interim CEO”). You will work on a part-time basis with 60% of your time during business hours devoted to service at Rocket Fuel, and you will report to the Board of Directors of Rocket Fuel (the “Board”). We expect your tenure with us to be approximately four months, but that you will continue to serve as Interim CEO for a reasonable period of time thereafter if we do not find a permanent CEO as expected within the four month time period. You will work out of the Redwood City office.

Compensation and Benefits

Your monthly salary will be $22,500 and will be paid in accordance with Rocket Fuel’s normal payroll procedures. In addition, you will be eligible for a bonus of 100% of your base salary for the period of your employment (e.g., if you are employed for four months, you will be eligible for a bonus equal to four months’ base salary), subject to your continued service to the Company through the date the bonus is earned, or as otherwise specified by the Board, pursuant to the terms of Rocket Fuel’s Executive Incentive Compensation Plan. In addition, you will be eligible for a discretionary, one-time cash bonus of up to $85,000, subject to the terms of Rocket Fuel’s Executive Incentive Compensation Plan and based upon the Board’s assessment of your overall performance during your tenure as Interim CEO and the achievement of goals set by the Board. The Board will determine the amount of such bonus, if any, prior to your termination as Interim CEO and any such bonus will be paid to you within thirty (30) days following the date it is earned. These bonuses are not part of your base compensation and Rocket Fuel reserves the right to adjust the amount at any time. All amounts payable under this Offer Letter will be paid subject to applicable tax withholdings, and are subject to the provisions of Exhibit A to this Offer Letter.

You will also be eligible to participate in Rocket Fuel’s complete package of employee benefits that are generally made available to all of Rocket Fuel’s full-time employees, subject to the terms, conditions and eligibility requirements of such benefits. Details about these benefit plans will be made available for your review. You should note that Rocket Fuel may modify or terminate benefits from time to time, as it deems necessary or appropriate.

Additionally, following your start date, it will be recommended to the Board or the Compensation Committee of our Board (the “Committee”) that you be granted the following equity awards (together, the “New Hire Awards”): (i) a stock option to purchase 42,211 shares of Rocket Fuel’s common stock (the “New Hire Option Award”) at a price per share equal to the fair market value per share of Rocket Fuel’s common stock on the date of grant, as determined in accordance with the Rocket Fuel equity plan under which it is granted, and (ii) an award of 22,667 restricted stock units (the “New Hire RSU Award”). An award of RSUs gives you the right to receive shares of Rocket Fuel common stock upon vesting. We will recommend to the Board or Committee, as applicable, that each New Hire Award be scheduled to vest in full upon the first day of the permanent CEO’s employment, provided that you remain a service provider to the Company through such date. Your New Hire Awards will be subject to the terms and conditions of the Rocket Fuel equity plan under which they are granted, as well as the terms and conditions, including vesting schedule, of an option award agreement and RSU award agreement (as applicable) that will be provided to you as soon as practicable after the grant of the New Hire Awards and Rocket Fuel’s Management Retention Agreement for the Interim CEO, to be executed concurrently with this Offer Letter.

Miscellaneous

As a Rocket Fuel employee, you will be expected to abide by Rocket Fuel policies, rules and regulations and to sign and comply with Rocket Fuel’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Proprietary Information and Inventions Agreement”), that, among other things, prohibits the unauthorized use or disclosure of Rocket Fuel proprietary information. We also ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Rocket Fuel or limit the manner in which you may be employed. It is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In addition, you agree that, during the term of your employment with Rocket Fuel, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Rocket Fuel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Rocket Fuel. Similarly, you agree not to bring any third-party confidential information to Rocket Fuel, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for us.

By signing below, you agree that your employment with Rocket Fuel is an employment “at will.” Employment “at will” means either party may terminate the relationship at any time for any reason whatsoever, with or without cause or advance notice.

You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States. On your first day of employment, bring original documents to verify your employment eligibility- please refer to the I-9 form for a list of acceptable documents.

This Offer Letter will be governed by the laws of the State of California, without reference to rules relating to conflicts of law. This Offer Letter, together with the Proprietary Information and Inventions Agreement, is the entire agreement between you and Rocket Fuel with respect to your employment and supersedes any other agreements or promises made to you by anyone, whether oral or written. This Offer Letter may not be modified except in writing between you and an appropriate officer of Rocket Fuel or a member of the Board.

Please sign and date this Offer Letter and return one copy to Rocket Fuel by March 23, 2015, if you wish to accept employment under the terms described above. If you accept our offer, the first day of your employment will begin on March 23, 2015. This offer of employment will terminate if it is not accepted, signed and returned to me by March 23, 2015.

We welcome you to the Rocket Fuel team and look forward to your contribution to Rocket Fuel’s success. If you have any questions regarding this letter, feel free to contact me at any time.

Sincerely,

Jennifer Trezpacz
SVP, Employee Success

AGREED TO AND ACCEPTED:

Signature: /s/ MONTE ZWEBEN

Printed Name:    Monte Zweben

Date:

EXHIBIT A

To the extent any payments or benefits will be made under this Offer Letter, including, but not limited to, the bonus payments (the “Payments”), such Payments will be delayed as necessary pursuant the provisions of Section 409A of the of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”) as outlined below.

Section 409A

(i)    This Offer Letter and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A so that none of the Payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. References to your “termination of employment” will refer to your “separation from service” as defined in Section 409A.

(ii)     Any Payments under this Offer Letter will be paid at the time indicated in the Offer Letter or, if applicable, at such time as required by clause (iii) below.

(iii)    If and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance-related payments that constitute deferred compensation under Section 409A (the “Deferred Payments”), if any, that otherwise would be payable to you within the first six months following your termination of employment will instead be delayed until the date that is six months and one-day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Offer Letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

(iv)    You and Rocket Fuel agree to work together to consider amendments to this Offer Letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will Rocket Fuel reimburse you for any taxes that may be imposed on you as a result of Section 409A.